                                    Exhibit 3
                                    ---------

                               PURCHASE AND VOTING
                               -------------------
                                    AGREEMENT
                                    ---------

                                     Between

Niklaus Zenger, Rossliweg 12, 4538 Oberbipp, Switzerland
- ---------------------------------------------------------
(hereafter referred to as "Zenger")

                                       and

Victoria & Eagle Strategic Fund, Cayman Island, c/o Victoria & Eagle Asset
- ----------------------------------------------------------------------------------
Management S.A., Via Nassa 44, Lugano, Switzerland
- --------------------------------------------------
(hereafter referred to as "Victoria & Eagle")

WHEREAS  Zenger is the  beneficiary  of a stock  purchase  agreement with Ultrak
Ltd., (hereafter referred to as Ultrak) and whereas Zenger is entitled to assign some or all of this rights under said agreement

WHEREAS  Victoria & Eagle  wishes to  acquire  such  shares,  subject to certain limitations and conditions

NOW THEREFORE the parties agree as follows:

1.    Zenger  hereby  agrees to assign to Victoria & Eagle his rights to acquire
      2'120'000  shares of Ultrak subject to Victoria & Eagle's  agreement to be bound by the terms of the  agreement  and in  particular  to transfer  the purchase  price as provided for in such agreement and to assign his voting rights to Zenger.

2.    Victoria & Eagle hereby agrees to irrevocably  assign to Zenger his voting rights  attached to the  2'120'000  common  shares of Ultrak,  acquired by
      Victoria & Eagle under this  agreement,  and Zenger  hereby agrees to vote the shares solely in accordance with  instructions  received by Victoria &
      Eagle.  At Zenger's first demand Victoria & Eagle will sign a voting proxy in favour of Zenger or any party designated by Zenger.

3.    The  assignment  of the voting rights in  accordance  with this  agreement remains  valid and  overrides  any sale or other  disposal  of the  Ultrak shares subject to this agreement and Victoria & Eagle agrees that he shall not sell said shares  unless the buyers agrees to be bound by the terms of this agreement.

4.    This agreement overrides any other agreement.

This Agreement shall be subject to and governed by Delaware Law.

Date: 29th October, 2001

Niklaus Zenger                                  Victoria & Eagle Strategic Fund

- ----------------------                          ----------------------------